SETTLEMENT AGREEMENT

THIS AGREEMENT is made as of March  17, 2009, by and among IEC Electronics Corp.,  having an address at 105 Norton Street, Newark, New York 14513 (“Parent”) Val-U-Tech Corp., having an address at 105 Norton Street, Newark, New York 14513 (Subsidiary”  and, together with Parent, “IEC”) and Kathleen Brudek, having an address at  127 Amann Road, Honeoye Falls, New York  14472 (“Kathleen Brudek”), Michael Brudek, having an address at  127 Amann Road Honeoye Falls, New York  14472 (“Michael Brudek”) and Nicholas Vaseliv, having an address at 187 Guinevere Drive, Rochester, NY  14626 ("Vaseliv" and, together with Kathleen Brudek and Michael Brudek, the “Shareholders”).

WHEREAS, the parties and VUT Merger Corp., a wholly-owned subsidiary of Parent,  entered into an Agreement and Plan of Merger dated as of May 23, 2008 (the ”Merger Agreement”), pursuant to which Subsidiary became a wholly-owned subsidiary of Parent (the “Merger”); and

WHEREAS, prior to the Merger, the Shareholders were the sole shareholders of Subsidiary; and

WHEREAS, in connection with the Merger and pursuant to the Merger Agreement , the Parent issued certain promissory notes (the “Purchase Notes”) and 500,000 shares (the “Shares”) of its  $.01 par value common stock to the Shareholders; and

WHEREAS, pursuant to the Merger Agreement, the Purchase Price (as defined in the Merger Agreement) and the Purchase Notes are subject to adjustment in certain circumstances, some of which have already been made, some of which Parent claims that it is now entitled to make pursuant to Section 2.01(a)(iv) of the Merger Agreement and some of which may be made in the future based upon the provisions of the Merger Agreement; and

WHEREAS, Parent believes that it is entitled to indemnification from the Shareholders for breaches of certain representations and warranties made by the Shareholders in the Merger Agreement and the Shareholders dispute such claim; and

WEHEREAS,  Parent is obligated to make certain payments to the Shareholders pursuant to Section 6.07 of the Merger Agreement and, in connection with such payments, the Purchase Notes are to be further adjusted; and

WHEREAS, in order to fully and finally resolve the claims of IEC for adjustment of the Purchase Notes and for indemnification pursuant to the Merger Agreement and in order to fully satisfy the obligations of IEC to make payment to the Shareholders, the parties wish to agree to resolve the differences among them on the terms and conditions contained in this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.           Adjustment of Purchase Price and Purchase Notes.  The Purchase Price and the  Purchase Notes shall be adjusted as follows and restated promissory notes shall be issued by IEC in the form and substance attached as Exhibits A-1, A-2 and A-3 in replacement of and in substitution for the Purchase Notes ("Restated Purchase Notes"):

a.
The Purchase Price and the Purchase Notes shall be increased in the aggregate amount of $442,278, to reflect the preliminary estimated working capital adjustment provided for in Section 2.01(a)(ii) of the Merger Agreement (“Preliminary Working Capital Adjustment”).

b.
The Purchase Price and the Purchase Notes shall be decreased in the aggregate amount of $88,266.09, to reflect the actual working capital adjustment provided for in Section 2.01(a) (ii) of the Merger Agreement (“Actual Working Capital Adjustment”).

c.
The Purchase Price and the Purchase Notes shall be decreased in the aggregate amount of $755,864, to reflect the adjustment provided for in Section 2.01(a)(iv) of the Merger Agreement (“2008 Clawback”).

2.           Tax Advance.  Concurrently with the execution of this Agreement, Parent shall pay the Shareholders the aggregate amount of $240,488.22 in full satisfaction of its obligations under Section 6.07 of the Merger Agreement, receipt of which is hereby acknowledged by the Shareholders (the "Tax Advance").  The Tax Advance is an advance payment on the Restated Purchase Notes.  An aggregate of $240,488.22 of such payment shall be deemed to be payment in full of the payments due on the Restated Purchase Notes on March 1, 2009.  After application of such amount, the aggregate outstanding balance of the Restated Purchase Notes shall be $2,488,270.14.

3.           Indemnification Obligations.  In full satisfaction and release of their obligations under Section 9.02 of the Merger Agreement, the Shareholders shall surrender the Shares to Parent.  On or before April 10, 2009, the Shareholders shall deliver to Parent certificates representing the Shares, duly endorsed in blank for transfer or with duly executed stock powers attached.  Parent will acknowledge receipt of such certificates.  In the event any stock certificate ("Certificate") evidencing Shares shall have been lost, stolen or destroyed, the Shareholder owning the lost Certificate will make an affidavit setting forth that fact and deliver such other documents and bonds as the Parent's transfer agent requires.  In the event any stock Certificate is lost, stolen or destroyed, the Shareholders of those Certificates will indemnify IEC against any claim that may be made against IEC with respect to such Certificate and provide IEC with the right to offset any claim for such indemnification against that Shareholder's Restated Purchase Note.

4.           Further Purchase Note Adjustment.  In consideration of the agreements of the Shareholders contained in this Agreement, Parent waives its right to a further adjustment of the Purchase Price, the Purchase Notes and Restated Purchase Notes pursuant to Section 2.01(a)(v) and (viii) of the Merger Agreement (“2009 Clawback”).

5.           Resignation.  Concurrently with the execution of this Agreement, Michael Brudek shall deliver to Parent his resignation as a director of IEC, in the form attached to this Agreement as Exhibit B.

6.           Releases.

a.           With the exception of the obligations of Parent expressly set forth in this Agreement and Restated Purchase Notes attached,  each of the Shareholders releases and discharges Parent, Subsidiary, their respective subsidiaries and affiliates, their respective officers, employees and agents and their respective heirs, executors, successors and assigns (the “IEC Released Parties”) from all claims, actions or causes of action whatsoever, in law or in equity, which they may have against the IEC Released Parties arising out of or relating to the Merger Agreement, the transactions contemplated thereby, the employment by any of the Shareholders by any of the IEC Released Parties or the performance or non-performance by any of the IEC Released Parties of any obligations with respect to any of the foregoing.

b.           With the exception of the obligations of the Shareholders expressly set forth in this Agreement, Parent, on its own behalf and on behalf of its subsidiaries and affiliates,  and Subsidiary each releases and discharges each of the Shareholders and their respective heirs, executors, successors and assigns from all claims, actions or causes of action whatsoever, in law or in equity, which it may have against them arising out of or relating to the Merger Agreement, the performance or non-performance by any of them of any obligations under or with respect to the Merger Agreement, the employment of any of the Shareholders by any of the IEC Released Parties and any other matter related to any of the foregoing.

7.           Conduct.  Each of the Shareholders agrees to refrain from making any statements, whether verbal or written, which disparage any of the IEC Released Parties or any of their products or services.  Parent, on its own behalf and on behalf of each of the IEC Released Parties, and Subsidiary, each agrees to refrain from making any statements, whether verbal or written, which disparage any of the Shareholders.

8.           General Terms.

a.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns.

b.           Entire Agreement.  This Agreement contains the entire understanding between or among the parties hereto and supersedes any prior understanding, memoranda or other written or oral agreements between or among any of them respecting the within subject matter.  There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the parties relating to the subject matter of this Agreement which are not fully expressed herein.

c.            Modifications; Waiver.  No modification or waiver of this Agreement or any part hereof shall be effective unless in writing and signed by the party or parties sought to be charged therewith.

d.           Governing Law.  This Agreement and all rights of the parties shall be governed by, and construed in accordance with, the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

e.           Headings.  The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

f.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts together shall constitute but one and the same instrument.

NEXT PAGE IS SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have hereunto signed their names on the day and date first above written.

IEC ELECTRONICS CORP.

By: /s/ W Barry Gilbert
Name: W. Barry Gilbert
Title: Chief Executive Officer

VAL-U-TECH CORP.

By: /s/ W Barry Gilbert
Name: W. Barry Gilbert
Title: President

SHAREHOLDERS:

/s/ Kathleen Brudek
Kathleen Brudek

/s/ Michael Brudek
Michael Brudek

/s/ Nicholas Vaseliv
Nicholas Vaseliv